 North America Structured Investments  18m SPX Buffered At-the-Money Digital Notes  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Index: S&P 500® Index  Pricing Date: May 31, 2018  Observation Date: November 25, 2019  Maturity Date: November 29, 2019  Contingent Digital Return: At least 11.25%*  Buffer Amount: 10.00%  Payment At Maturity:  If the Final Value is greater than or equal to the Initial Value, your payment at maturity per$1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Contingent Digital Return)  If the Final Value is less than the Initial Value by up to the Buffer Amount, you will receive theprincipal amount of your notes at maturity.  If the Final Value is less than the Initial Value by more than the Buffer Amount, your payment atmaturity per $1,000 principal amount note will be calculated as follows:  Hypothetical Total Returns**  Total Return on  $1,000 + [$1,000 × (Index Return + Buffer Amount)]  If the Final Value is less than the Initial Value by more than the Buffer Amount, you will lose someor most of your principal amount at maturity.  CUSIP: 48129MRE8  Preliminary Pricing  Final Value Index Return  165.00 65.00%  140.00 40.00%  120.00 20.00%  the Notes  11.25%  11.25%  11.25%  Supplement:  http://sp.jpmorgan.com/document/cusip/48129MRE8/doctype/Product_Termsheet/document.pdf  111.25  11.25%  11.25%  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  110.00  10.00%  11.25%  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the creditrisk of JPMorgan Chase & Co., as guarantor of the notes.  * The actual Contingent Digital Return will be provided in the pricing supplement and will not be less than 11.25%  105.00 5.00% 11.25%  101.00 1.00% 11.25%  100.00 0.00% 11.25%  95.00  -5.00%  0.00%  **Reflects Contingent Digital Return equal to the minimum Contingent Digital Return set forth herein, for illustrative purposes.  90.00  -10.00%  0.00%  The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per  $1,000 principal amount note to $1,000.  The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would beassociated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown abovewould likely be lower.  80.00 -20.00% -10.00%  60.00 -40.00% -30.00%  40.00 -60.00% -50.00%  20.00 -80.00% -70.00%  0.00  -100.00%  -90.00%  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  18-month SPX Buffered Digital Notes  Selected Risks  • Your investment in the notes may result in a loss. The notes do not guarantee any return  of principal.  • Your maximum gain on the notes is limited to the Contingent Digital Return.  • Your ability to receive the Contingent Digital Return may terminate on the Observation  Date.  • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial  Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior tomaturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.  • No interest payments, dividend payments or voting rights.  • JPMorgan Chase & Co. is one of the companies that make up the Index.  • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent  operations and has limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from  others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be  higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to  purchase the notes in the secondary market but is not required to do so. The price, if any, atwhich JPMS will be willing to purchase notes from you in the secondary market, if at all, mayresult in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under  the notes, and making the assumptions used to determine the pricing of the notes and theestimated value of the notes when the terms of the notes are set. It is possible that suchhedging or other trading activities of J.P. Morgan or its affiliates could result in substantialreturns for J.P. Morgan and its affiliates while the value of the notes decline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser  regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicableproduct supplement and underlying supplement and “Selected Risk Considerations” in theapplicable preliminary pricing supplement for additional information.  SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before youinvest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC formore complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site atwww.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectussupplement, underlying supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com